Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-225958) of Forty Seven, Inc. of our report dated March 28, 2019, with respect to the financial statements of Forty Seven, Inc. included in this Annual Report (Form 10-K) of Forty Seven, Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP

San Jose, California

March 28, 2019